EXHIBIT 21.1

Subsidiaries

Paladin Realty Income Properties, L.P. (Delaware)

Glenwood Housing Partners I, LLC (Indiana)

PRIP 10637, LLC (Delaware)

Springhurst Housing Partners, LLC (Indiana)

PRIP 3700, LLC (Delaware)

PRIP 801, LLC (Delaware)

KC Pinehurst Associates, LLC (Delaware)

PRIP 500, LLC (Delaware)

KC Pheasant Associates, LLC (Delaware)

PRIP 1102, LLC (Delaware)

KC Retreat Associates, LLC (Delaware)

PRIP 11128, LLC (Delaware)

PRIP 6700, LLC (Delaware)

Park Hill Partners I, LLC (Delaware)